SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549

                             FORM 8-K


                          CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                           July 9, 1997


              KANSAS CITY SOUTHERN INDUSTRIES, INC.
       (Exact name of company as specified in its charter)


  DELAWARE                       1-4717                      44-0663509
(State or other jurisdiction     (Commission file          (IRS Employer
   of incorporation)                  number)           Identification Number)


        114 West 11th Street, Kansas City, Missouri 64105
       (Address of principal executive offices) (Zip Code)


         Company's telephone number, including area code:
                         (816) 983 - 1303


                          Not Applicable
   (Former name or former address if changed since last report)





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Item 5.    Other Events

On June 23, 1997, Kansas City Southern Industries, Inc. ("Company" or "KCSI") and Transportacion Maritima Mexicana, S.A. de C.V. ("TMM"), together with their joint venture company, Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM," formerly Transportacion Ferroviaria Mexicana, S. de R.L.
de C.V.), announced that Grupo TFM had completed the purchase of 80% of TFM, S.A. de C.V. ("TFM Rail," formerly Ferrocarril del Noreste, S.A. de C.V.) through the payment of an additional $835 million U.S. to the Mexican Government ("Government"). TFM Rail owns the concession to operate the portion of the Mexican national rail system known as the "Northeast Rail Lines" for a 50 year term, with the option of a 50 year extension (subject to certain conditions).

Grupo TFM was originally organized in June 1996 for the purpose of evaluating and potentially acquiring concessions to operate portions of the Mexican railroad system that might be offered by the Government in connection with its decision to privatize that system. Grupo TFM successfully bid 11.072 billion Mexican pesos (approximately $1.4 billion U.S. based on the U.S. dollar/Mexican peso exchange rate on December 5, 1996) to acquire 80% of TFM Rail.

As previously disclosed, the remaining 20% of TFM Rail was retained by the Government. The Government has the option of selling its 20% interest through a public offering, or selling it to Grupo TFM after October 31, 2003 at the initial share price paid by Grupo TFM plus interest computed using the Mexican Base Rate (i.e., the Unidad de Inversiones (UDI) published by Banco de Mexico). In the event that Grupo TFM does not purchase the Government's 20% interest in TFM Rail, the Government may require TMM and KCSI to purchase the Government's holdings in proportion to each partner's respective ownership interest in Grupo TFM (without regard to the Government's interest in Grupo TFM - see below).

On January 31, 1997, Grupo TFM paid the first installment of the purchase price (approximately $565 million U.S. based on the U.S. dollar/Mexican peso exchange rate) to the Government, representing approximately 40% of the purchase price. This initial installment of the TFM Rail purchase price was funded by Grupo TFM through capital contributions from TMM and the Company. The Company contributed approximately $297 million U.S. to Grupo TFM, of which $277 million U.S. was used by Grupo TFM in connection with the first installment payment. The Company financed this contribution using borrowings under its existing lines of credit.

The final $835 million installment of the purchase price was paid by Grupo TFM using a significant portion of the funds obtained from: (i) senior secured term credit facilities ($325 million U.S.); (ii) senior notes and discount debentures ($400 million U.S.); (iii) proceeds from the sale of 24.6% of Grupo TFM to the Government (approximately $199 million U.S. based on the U.S. dollar/Mexican peso exchange rate on June 23, 1997); and (iv) additional capital contributions from TMM and the Company (approximately $1.4 million from each partner). The Government's interest in Grupo TFM is in the form of limited voting right shares, and the purchase agreement includes a call option for TMM and the Company, which is exercisable at the original amount (in U.S. dollars) paid by the Government plus interest based on one-year U.S. Treasury securities.

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In  order to hedge against a portion of the Company's exposure to fluctuations in the value of the Mexican peso versus the U.S. dollar, the Company entered into two separate forward contracts to purchase Mexican pesos - $98 million in February 1997 and $100 million in March 1997. In April 1997, the Company realized a $3.8 million pretax gain in connection with these contracts. This gain was deferred, and has been accounted for as a component of the Company's investment in Grupo TFM. These contracts were intended to hedge only a portion of the Company's exposure related to the final installment of the purchase price and not any other transactions or balances.

Concurrent with the financing transactions, Grupo TFM, TMM and the Company entered into a Capital Contribution Agreement ("Contribution Agreement") with TFM Rail, which could include a possible capital call of up to $150 million from TMM and the Company if certain performance benchmarks, outlined in the agreement, are not met. The Company would be responsible for approximately $74 million of the capital call. The term of the Contribution Agreement is three years. In a related agreement between Grupo TFM, TFM Rail and the Government, among others, the Government has agreed to contribute up to $37.5 million of equity capital to Grupo TFM if TMM and the Company are required to contribute under the capital call provisions of the Contribution Agreement prior to July 16, 1998. Subsequent to that date, the Government has committed (up to July 31, 1999) to make additional capital contributions to Grupo TFM on a 1:3 proportionate basis with TMM and the Company if capital contributions are required. Any capital contributions to Grupo TFM from the Government would be used to reduce the contribution amounts required to be paid by TMM and the Company pursuant to the Contribution Agreement.

Based on the completed financing arrangements for Grupo TFM, significant additional contributions from the Company to Grupo TFM are not expected to be necessary (except for the possible capital call discussed above).

Upon completion of the Grupo TFM purchase of 80% of TFM Rail, and after giving effect to the gain realized in connection with the Company's foreign currency hedge contracts, the Company's investment in Grupo TFM is approximately $300 million. With the sale of 24.6% of Grupo TFM to the Government, the Company's interest in Grupo TFM declined from 49% to approximately 37% (with TMM and a TMM affiliate owning the remaining 38.4%). The Company accounts for its investment in Grupo TFM under the equity method.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         Kansas City Southern Industries, Inc.


Date: July 9, 1997                         By:   /s/ Louis G. Van Horn
                                                   Louis G. Van Horn
                                           Vice President and Comptroller
                                           (Principal Accounting Officer)